ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS Q4 AND FULL YEAR 2022 RESULTS

- **Net cash provided by operating activities (GAAP) of $570 million and Adjusted Cash Receipts[1] (non-GAAP) of $1,064 million in Q4 2022**
- **Announced transactions of up to $3.5 billion in 2022, including $2.0 billion in upfront payments**
- **Full year 2023 guidance: Adjusted Cash Receipts[1] (non-GAAP) of $2,375 to $2,475 million; excludes potential zavegepant approval milestone of $475 million**

NEW YORK, NY, February 15, 2023 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the fourth quarter and full year 2022 and introduced full year 2023 guidance for Adjusted Cash Receipts[1] (non-GAAP financial measure). "Royalty Pharma delivered strong performance in 2022," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We reported impressive growth and deployed substantial capital in value-enhancing transactions, further strengthening our leadership position in funding life science innovation. We expanded our talented team to support our robust deal pipeline and our substantial growth opportunities. With strong fundamental tailwinds underpinning our business, we expect to deliver attractive, long-term compounding growth while transforming patient lives."

Fourth quarter and full year 2022 GAAP financial results demonstrate robust operating cash flow growth

- Net cash provided by operating activities increased 16% to $570 million in the quarter and 6% to $2,144 million for the full year; Net cash provided by (used in) investing activities of $415 million in the quarter, ($1,029 million) for the full year; Net cash used in financing activities of $266 million in the quarter, $945 million for the full year.
- Total income and other revenues of $566 million in the quarter; $2,237 million for the full year.

Fourth quarter and full year 2022 non-GAAP financial results show strong double-digit growth

- Adjusted Cash Receipts[1] increased 96% to $1,064 million in the quarter and 31% to $2,789 million for the full year, driven primarily by the $458 million accelerated payment from Pfizer's acquisition of Biohaven, strong portfolio performance and new royalty acquisitions.
- Adjusted EBITDA[2] increased 99% to $983 million in the quarter and 32% to $2,566 million for the full year.
- Adjusted Cash Flow[3] grew 146% to $946 million in the quarter and 42% to $2,235 million for the full year.
- Prior to Biohaven accelerated payments, Adjusted Cash Receipts grew 12% for the quarter and 10% for full year.

Positive portfolio updates and nine deals executed in 2022 for six potentially transformative therapies

- Transactions since 2020 expected to add approximately $1.0 billion to Adjusted Cash Receipts[1] in 2025.
- Strong start to 2023 with agreement to provide $500 million in upfront funding to Ionis Pharmaceuticals.

Financial guidance for full year 2023 (excludes contribution from new transactions)

- Royalty Pharma expects 2023 Adjusted Cash Receipts[1] (non-GAAP) to be between $2,375 million and $2,475 million, excluding a potential $475 million milestone related to FDA approval of intranasal zavegepant and transactions announced subsequent to the date of this release. This guidance represents underlying growth of 4% to 9% prior to payments related to the Biohaven Preferred Shares in 2022[4].

Financial Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,		
	(unaudited)					
($ and shares in millions)	2022	2021	Change	2022	2021	Change
Net cash provided by operating activities (GAAP)	570	490	16%	2,144	2,018	6%
Net cash provided by/(used in) investing activities (GAAP)	415	(552)	(175)%	(1,029)	(1,870)	(45)%
Net cash (used in)/provided by financing activities (GAAP)	(266)	(198)	34%	(945)	385	(345)%
Total income and other revenues (GAAP)	566	576	(2)%	2,237	2,289	(2)%
Adjusted Cash Receipts[1] (non-GAAP)	1,064	543	96%	2,789	2,129	31%
Adjusted EBITDA[2] (non-GAAP)	983	494	99%	2,566	1,944	32%
Adjusted Cash Flow[3] (non-GAAP)	946	384	146%	2,235	1,573	42%
Fully diluted Class A ordinary shares outstanding	607	607	0%	607	607	0%

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ROYALTY PHARMA PRESS RELEASE

Fourth Quarter 2022 Financial Results

($ in millions)			Three Months Ended December 31, (unaudited) 2022	2021	Change
Net cash provided by operating activities (GAAP)			**570**	**490**	**16%**
Royalties:	**Marketers:**	**Therapeutic Area:**			
Nurtec ODT/Biohaven payment*	Pfizer*	Neurology	500	19	nm
Cystic fibrosis franchise	Vertex	Rare disease	219	196	12%
Tysabri	Biogen	Neurology	88	94	(7)%
Imbruvica	AbbVie, J&J	Cancer	71	89	(20)%
Promacta	Novartis	Hematology	49	49	0%
Trelegy	GSK	Respiratory	47	—	n/a
Xtandi	Pfizer, Astellas	Cancer	46	41	11%
Tremfya	Johnson & Johnson	Immunology	29	19	53%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	15	12	29%
Evrysdi	Roche	Rare disease	14	6	147%
Prevymis	Merck & Co.	Infectious disease	12	10	17%
Farxiga/Onglyza	AstraZeneca	Diabetes	12	9	23%
Trodelvy	Gilead	Cancer	7	5	40%
Orladeyo	BioCryst	Rare disease	6	3	94%
Erleada	Johnson & Johnson	Cancer	6	4	42%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	6	5	19%
Emgality	Lilly	Neurology	5	4	21%
Oxlumo	Alnylam	Rare disease	1	1	10%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	1	38	(99)%
Other products(5)			50	55	(8)%
Total royalty receipts			1,183	659	79%
Distributions to legacy non-controlling interests - royalty receipts			(119)	(116)	3%
Adjusted Cash Receipts(1) (non-GAAP)			**1,064**	**543**	**96%**

Amounts shown in the table may not add due to rounding.

Results for full year 2022 and full year 2021 are shown in Table 3 for statements of cash flows and Table 4 for non-GAAP financial measures.

*Amounts include quarterly redemption payments of $16 million in 2021 and 2022 related to the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows). For the fourth quarter of 2022, amounts also include the accelerated redemption payments of $480 million for all outstanding Series A and Series B Biohaven Preferred Shares following Pfizer's acquisition of Biohaven in October 2022. The remaining amounts are related to royalty receipts from Nurtec ODT.

Net cash provided by operating activities (GAAP) was $570 million in the fourth quarter of 2022, an increase of 16%, and $2,144 million for full year 2022, an increase of 6%, compared to the same periods in 2021. The increases in the fourth quarter and full year 2022 were largely attributable to higher cash collections from financial royalty assets. These increases were partially offset by lower cash collections from Januvia, Janumet and other DPP-IVs, which substantially ended in the second quarter of 2022, and higher payments for operating and professional costs. The increase in the full year of 2022 was also partially offset by a decline in royalty receipts from the HIV franchise, which reached the end of its royalty term in 2021. Additionally, interest paid for full year 2022 was higher as a result of the first interest payment on the $1.3 billion senior unsecured notes issued in July 2021 in 2022, which was partially offset by higher interest received. Also contributing to the increase in the fourth quarter of 2022 was a decline in development-stage payments - upfront and milestone.

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3 Total royalty receipts were $1,183 million in the fourth quarter of 2022, an increase of 79%, and $3,231 million for full year 2022, an increase of 24%, compared to the same periods in 2021. The increases in the fourth quarter and full year 2022 were largely attributable to the accelerated redemption of all outstanding Series A and Series B Biohaven Preferred Shares following Pfizer’s acquisition of Biohaven in October 2022, strong performance from existing products, including the cystic fibrosis franchise and Tremfya, and the addition of new royalties, such as Trelegy. Growth in the fourth quarter of 2022 was partially offset by lower Januvia, Janumet and other DPP-IV royalties, which substantially ended in the second quarter of 2022, and the decline in Imbruvica. Growth for full year 2022 was also partially offset by the end of the royalty term for the DPP-IV royalties and HIV franchise in 2021. Additionally, foreign exchange rates unfavorably impacted total royalty receipts in the fourth quarter and full year 2022. Drivers of total royalty receipts for the fourth quarter and full year 2022 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). The section below excludes comments from marketers around foreign exchange impact, which was generally a headwind across the portfolio. Refer to Table 6 for description of approved indications. Nurtec ODT / Biohaven payment (Q4: $500 million; Full Year: $560 million) Driven by an increase of $480 million in the fourth quarter and full year resulting from the redemption of all outstanding Series A and Series B Biohaven Preferred Shares following Pfizer’s acquisition of Biohaven in October 2022. Nurtec ODT royalties (Q4: $5 million, +45%; Full Year: $18 million, +129%) were driven by strong volume growth. After the redemption of the Biohaven Preferred Shares, Royalty Pharma will only receive royalties from underlying product sales of Nurtec ODT and potential future sales of zavegepant, as well as potential future milestone payments on zavegepant. Cystic fibrosis franchise* (Q4: $219 million, +12%; Full Year: $811 million, +16%) Strong uptake of Kaftrio in countries outside the U.S. continued, as well as positive performance of Trikafta in the U.S., including its uptake in children 6 through 11 years old. Tysabri (Q4: $88 million, -7%; Full Year: $370 million, 0%) Decrease in the quarter was due to higher discounts and lower volume in the U.S. and a decline in rest of world sales. For full year, global patient growth continued outside the U.S. offset by U.S. sales performance. Imbruvica (Q4: $71 million, -20%; Full Year: $313 million, -11%) Performance was impacted by competition in the chronic lymphocytic leukemia market and a decrease in new patient starts in the U.S. relative to prior periods. Promacta (Q4: $49 million, 0%; Full Year: $182 million, +5%) Growth in the U.S. was offset by lower rest of world sales in the quarter. Full-year results primarily driven by increased use in chronic immune thrombocytopenia purpura and further U.S. uptake as a first-line treatment for severe aplastic anemia. Trelegy (Q4: $47 million; Full Year: $90 million) Experienced strong patient demand globally and growth of the single inhaler triple therapy market. Royalty Pharma acquired a royalty interest in Trelegy in July 2022 and began receiving royalty receipts in the third quarter of 2022. Xtandi (Q4: $46 million, +11%; Full Year: $187 million, +18%) Benefited from higher demand across various prostate cancer indications. For full year, there was also a benefit from a true-up of royalties from prior periods. Tremfya (Q4: $29 million, +53%; Full Year: $97 million, +172%) Market growth and market share gains continued. Royalty Pharma acquired a royalty interest in Tremfya in July 2021 and began receiving royalty receipts in the third quarter of 2021. Cabometyx / Cometriq (Q4: $15 million, +29%; Full Year: $55 million, +64%) Growth was due to uptake of Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma,

4 Distributions to legacy non-controlling interests - royalty receipts, which reduce total royalty receipts to arrive at Adjusted Cash Receipts(1), were $119 million in the fourth quarter of 2022, a slight increase of 3%, compared to the same period of 2021. Distributions to legacy non-controlling interests - royalty receipts were $442 million for full year 2022, a decrease of 8%, compared to full year 2021, primarily due to lower royalties from products reaching the end of their royalty term which were associated with a higher percentage of distributions to legacy non-controlling interests. The lower distributions were partially offset by a distribution to legacy non-controlling interests related to the accelerated redemption of all outstanding Biohaven Series A Preferred Shares that followed Pfizer’s acquisition of Biohaven in October 2022. As a percentage of total royalty receipts, distributions to legacy non-controlling interests – royalty receipts decreased to 10% and 14% in the fourth quarter and full year 2022, respectively, compared to 18% in the same periods in 2021. Adjusted Cash Receipts(1) (non-GAAP) were $1,064 million in the fourth quarter of 2022, an increase of 96%, and $2,789 million for full year 2022, an increase of 31%, compared to the same periods of 2021, reflecting the accelerated redemption payment on all outstanding Series A and Series B Biohaven Preferred Shares, higher royalty receipts from existing products and the addition of new royalties. Additionally, full year 2022 benefited from a decrease in royalty receipts distributions to legacy non-controlling interests. These increases were partially offset by a decline in royalty receipts from royalties reaching the end of their term, weaker Imbruvica performance, a one-time Soliqua milestone of $37 million in the third quarter of 2021 and unfavorable foreign exchange rate movements. Prior to the accelerated Biohaven redemption payment, Adjusted Cash Receipts(1) growth was 12% for the fourth quarter and 10% for the full year of 2022 compared to the same periods of 2021. Adjusted EBITDA(2) (non-GAAP) is comprised of Adjusted Cash Receipts(1) less payments for operating and professional costs. Adjusted EBITDA(2) was $983 million in the fourth quarter of 2022, an increase of 99%, and $2,566 million for full year 2022, an increase of 32%, compared to the same periods of 2021 and was largely attributable to growth in Adjusted Cash Receipts(1). Payments for operating and professional costs were $81 million and $49 million, or 8% and 9% of Adjusted Cash Receipts(1) in the fourth quarter of 2022 and 2021, respectively, representing a 65% increase. Payments for operating and professional costs were $223 million and $185 million, or 8% and 9% of Adjusted Cash Receipts(1) in the full year of 2022 and 2021, respectively, representing a 21% increase. The increases in payments for operating and professional costs were primarily driven by increased royalty receipts, specifically the one-time accelerated redemption payment on the Biohaven Preferred Shares. Prior to the accelerated Biohaven redemption payments, Adjusted EBITDA(2) growth was 13% for the fourth quarter and 10% for the full year of 2022 compared to the same periods of 2021. including longer duration of therapy. Royalty Pharma acquired a royalty interest in Cabometyx/Cometriq in March 2021 and began recording royalty receipts in the second quarter of 2021. Evrysdi (Q4: $14 million, +147%; Full Year: $41 million, +152%) Experienced strong growth globally. Trodelvy (Q4: $7 million, +40%; Full Year: $25 million, +85%) Performance was largely attributable to adoption in the second- and third-line settings for the treatment of metastatic triple-negative breast cancer in the U.S. and Europe and uptake in metastatic urothelial cancer in the U.S. Orladeyo (Q4: $6 million, +94%; Full Year: $22 million, +223%) Benefited from strong new patient starts. Royalty Pharma acquired a royalty interest in Orladeyo in December 2020 and an additional royalty interest in November 2021. Januvia, Janumet, other DPP-IVs (Q4: $1 million, -99%; Full Year: $73 million, -52%). Royalty receipts substantially ended in the second quarter of 2022. Percentages shown represent year-over-year changes. *Includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio.

5 Adjusted Cash Flow(3) (non-GAAP) is comprised of Adjusted EBITDA(2) less Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone, net interest paid/received and miscellaneous other items. Adjusted Cash Flow(3) was $946 million in the fourth quarter of 2022, an increase of 146%, and $2,235 million for full year 2022, an increase of 42%, compared to the same periods of 2021, primarily driven by the same reasons noted above for Adjusted Cash Receipts. The increase in Adjusted Cash Flow(3) for the fourth quarter further benefited from higher net interest received and lower upfront development-stage funding payments, the latter of which were $50 million as compared to $103 million in the prior year period. The increase in Adjusted Cash Flow(3) for the full year was also driven by lower upfront development-stage funding payments, which were $175 million in 2022 as compared to $193 million in 2021, and were partially offset by higher net interest paid. Prior to the accelerated Biohaven redemption payment, Adjusted Cash Flow(3) growth was 35% for the fourth quarter and 15% for the full year of 2022 compared to the same periods of 2021. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’ Financial royalty asset impairment (GAAP) reflected a $616 million non-cash charge for impairments of gantenerumab and otilimab following recent developments from the marketers, and Gavreto (see “Key Developments Relating to the Portfolio”). Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. Nurtec ODT In October 2022, Pfizer completed its acquisition of Biohaven. Pfizer acquired all outstanding shares of Biohaven not already owned by Pfizer for $148.50 per share in cash for a total of approximately $11.6 billion. Pfizer also made payments at closing to settle Biohaven’s third party debt and to redeem outstanding redeemable Biohaven Preferred Shares. Xtandi In October 2022, Pfizer announced positive topline results from the Phase 3 TALAPRO-2 study of Talzenna, an oral poly ADP-ribose polymerase inhibitor, in combination with Xtandi compared to placebo plus Xtandi in men with metastatic castration-resistant prostate cancer. The study met its primary endpoint with a statistically significant and clinically meaningful improvement in radiographic progression-free survival. The safety of Talzenna plus Xtandi were generally consistent with the known safety profile of each medicine. Pfizer intends to share these data with global regulatory authorities to potentially support a regulatory filing. Oxlumo In October 2022, Alnylam announced that the Food and Drug Administration (FDA) approved a label expansion for Oxlumo, now indicated for the treatment of primary hyperoxaluria type 1 to lower urinary oxalate and plasma oxalate levels in pediatric and adult patients. The approval was based on the positive efficacy and safety results of the ILLUMINATE-C Phase 3 study of Oxlumo in patients with severe renal impairment, including those on hemodialysis. Otilimab In October 2022, GSK announced that two of three Phase 3 trials met their primary endpoints, but the limited efficacy demonstrated in the ContRAst Phase 3 program did not support a suitable benefit/risk profile for otilimab as a potential treatment for rheumatoid arthritis. As a result, GSK decided not to progress with regulatory submissions. Following this development, Royalty Pharma recorded a non-cash impairment charge of $160 million. Tulmimetostat In October 2022, MorphoSys announced preliminary Phase 1/2 results of tulmimetostat (CPI- 0209), an oral, investigational next-generation selective dual inhibitor of EZH2 and EZH1, in heavily pretreated patients with advanced cancers. Results showed responses or disease stabilization in

6 five cohorts with evaluable patients. The safety profile of tulmimetostat was consistent with the mechanism of action of EZH2 inhibition. Tremfya In October 2022, Johnson & Johnson announced new results from the Phase 2b QUASAR Induction Study 1 in ulcerative colitis. Results showed that continued treatment with Tremfya in adults with moderately to severely active ulcerative colitis with inadequate responses to previous treatments allowed a mean of 52.1% of IV Tremfya week 12 clinical nonresponders to achieve clinical response at week 24. Clinical response at weeks 12 or 24 of the study was ultimately achieved by 80.2% of patients who were randomized to IV Tremfya 200mg and by 78.5% of patients who were randomized to IV Tremfya 400mg. Gantenerumab In November 2022, Roche stated that it would discontinue clinical trials of gantenerumab after the GRADUATE I and II studies evaluating gantenerumab in people with early Alzheimer’s did not meet the primary endpoint of slowing clinical decline. Following this development, Royalty Pharma recorded a non-cash impairment charge of $274 million. Roche continues to study trontinemab, its brain shuttle version of gantenerumab, in a Phase 2a study. Cabometyx In December 2022, Exelixis announced that the Phase 3 CONTACT-01 study of Cabometyx in combination with atezolizumab versus docetaxel in patients with metastatic non-small cell lung cancer without actionable mutations who experienced disease progression on or after treatment with an immune checkpoint inhibitor and platinum-containing chemotherapy, did not meet its primary endpoint of overall survival at the final analysis. Detailed findings from CONTACT-01 are expected to be submitted for presentation at a future medical meeting. Omecamtiv mecarbil In December 2022, the U.S. FDA Cardiovascular and Renal Drugs Advisory Committee voted 8 to 3 that the benefits of omecamtiv mecarbil do not outweigh its risks for the treatment of heart failure with reduced ejection fraction (HFrEF). The New Drug Application for omecamtiv mecarbil is currently under review by the FDA, with a PDUFA target action date of February 28, 2023. BCX9930 In December 2022, BioCryst announced that it would discontinue the development of BCX9930 based on new competitive data recently presented at the American Society of Hematology annual meeting. BioCryst plans to focus its complement inhibitor development efforts on BCX10013. BCX10013 In January 2023, BioCryst announced that initial data from ongoing Phase 1 single ascending dose and multiple ascending dose trials of BCX10013, a potential once-daily, oral Factor D inhibitor, in healthy volunteers showed rapid and sustained suppression of the alternative pathway of the complement system. BCX10013 was safe and generally well-tolerated at all doses studied to date. BioCryst plans to advance BCX10013 into patient studies in mid-2023, including in patients with paroxysmal nocturnal hemoglobinuria, to evaluate once-daily dosing. BioCryst expects to confirm the optimal dosing for pivotal trials by the end of the year, move directly into a pivotal trial in patients with immunoglobulin A nephropathy, and rapidly expand into pivotal trials in additional indications. Airsupra (PT027) In January 2023, AstraZeneca announced the U.S. approval of Airsupra for the as-needed treatment or prevention of bronchoconstriction and to reduce the risk of exacerbations in people with asthma aged 18 years and older. Airsupra is a first-in-class, pressurized metered-dose inhaler, fixed-dose combination rescue medication containing albuterol, a short-acting beta2-agonist, and budesonide, an anti-inflammatory inhaled corticosteroid. Gavreto In February 2023, Roche announced an impairment charge was recorded due to lower sales expectations. Royalty Pharma recorded a non-cash impairment charge of $182 million due to the uncertainty of Gavreto’s commercial outlook in the fourth quarter of 2022.

7 Summary of Recent Royalty Acquisition Activity Royalty Pharma announced new transactions of up to $3.5 billion in 2022, including $2.0 billion in upfront payments, and has had a strong start to 2023 with the Ionis transaction. Royalty Pharma recently announced the following transactions: • Spinraza and pelacarsen: In January 2023, Royalty Pharma acquired a royalty interest in Biogen’s Spinraza (marketed for spinal muscular atrophy) and Novartis’ pelacarsen (in development for Lp(a) driven cardiovascular disease) from Ionis Pharmaceuticals for an upfront payment of $500 million and up to $625 million in additional pelacarsen milestone payments. Under the terms of this agreement, Royalty Pharma will receive 25% to 45% of Ionis’ 11% to 15% royalty on Spinraza sales, on up to $1.5 billion in annual sales. Royalty Pharma’s royalty interest in Spinraza will revert to Ionis after Royalty Pharma receives aggregate Spinraza royalties equal to $475 million or $550 million, depending on the timing and occurrence of certain events. Royalty Pharma will also receive 25% of Ionis’ mid-teens to low-20% royalty on net sales of pelacarsen, resulting in a mid-single digit royalty to Royalty Pharma. • Olpasiran: In November 2022, Royalty Pharma acquired a royalty interest in Amgen’s olpasiran (in development for Lp(a) driven cardiovascular disease) from Arrowhead Pharmaceuticals for an upfront payment of $250 million and certain contingent clinical, regulatory and sales-based milestones of up to $160 million. Royalty Pharma acquired the entirety of Arrowhead’s royalty of up to low-double digits on worldwide net sales of olpasiran. • MK-8189: In October 2022, Royalty Pharma announced an R&D funding collaboration with Merck, a potential treatment for schizophrenia. The transaction utilized a novel structure involving a modest $50 million upfront payment to support Phase 2b development which will be followed by a decision to potentially scale the investment to co-fund the Phase 3 studies for an additional $375 million. Royalty Pharma will be eligible for milestone payments associated with certain regulatory approvals for MK-8189 as well as royalties on annual worldwide net sales of any approved product. Royalty Pharma believes the risk-sharing structure of this collaboration with Merck may serve as a model for future transactions with large biopharma companies. Liquidity and Capital Resources • As of December 31, 2022, Royalty Pharma had cash, cash equivalents and marketable securities of $1.7 billion and total debt with principal value of $7.3 billion. • In January 2023, Royalty Pharma announced a funding agreement with Ionis Pharmaceuticals to acquire royalties on Biogen’s Spinraza and Novartis’ pelacarsen, as discussed above. This transaction resulted in a cash outflow of $500 million, which will be reflected in Royalty Pharma’s first quarter 2023 financial results. 2023 Financial Outlook Royalty Pharma has provided guidance for full year 2023, excluding transactions announced after the date of this release, as follows: Trodelvy In February 2023, Gilead announced the FDA approved Trodelvy for the treatment of adult patients with unresectable locally advanced or metastatic hormone receptor (HR)-positive, human epidermal growth factor receptor 2 (HER2)-negative breast cancer who have received endocrine- based therapy and at least two additional systemic therapies in the metastatic setting.

8 Provided February 15, 2023 Adjusted Cash Receipts(1) (non-GAAP) $2,375 million to $2,475 million Payments for operating and professional costs 8% to 9% of Adjusted Cash Receipts Interest paid $170 million Development-stage funding payments - upfront and milestone $50 million Royalty Pharma’s 2023 guidance does not include a potential $475 million accelerated milestone payment related to FDA approval of Pfizer’s intranasal zavegepant for migraine, which has a PDUFA date in the first quarter of 2023. This Adjusted Cash Receipts(1) guidance for 2023 represents underlying growth of 4% to 9% prior to payments related to the Biohaven Preferred Shares in 2022(4). Additionally, guidance reflects an estimated foreign exchange impact of approximately -1% to -2%(10) for full year 2023 Adjusted Cash Receipts(1) growth, assuming current foreign exchange rates prevail for 2023. Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and is anticipated to be approximately $170 million in 2023. Interest paid is anticipated to be approximately $85 million in the first and third quarters of 2023 with a de minimis amount recorded in the second and fourth quarters of 2023. The projection assumes no incremental debt financing in 2023. In 2022, Royalty Pharma also received interest of $25 million on its cash, cash equivalents and marketable securities, which partially offset interest paid. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2023 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2022 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company's website for at least 30 days. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small- and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, Kalydeco,

9 Orkambi and Symdeko, Biogen’s Tysabri, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, GSK’s Trelegy, Novartis’ Promacta, Pfizer’s Nurtec ODT, Johnson & Johnson’s Tremfya, Roche’s Evrysdi, Gilead’s Trodelvy, and 12 development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the

10 definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s Credit Agreement(11). Noncompliance with the interest coverage ratio and leverage ratio covenants under the Credit Agreement(11) could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the Credit Agreement(11) from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash from operations, the performance of the business and the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

11 Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three Months Ended December 31, Twelve Months Ended December 31, ($ in millions) 2022 2021 2022 2021 Income and other revenues: Income from financial royalty assets 547 526 2,125 2,065 Revenue from intangible royalty assets 0 32 37 171 Other royalty income 19 18 75 53 Total income and other revenues 566 576 2,237 2,289 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 309 267 904 453 Research and development funding expense 51 104 177 200 Amortization of intangible assets — 6 6 23 General and administrative expenses 73 46 227 183 Financial royalty asset impairment 616 — 616 — Total operating expenses, net 1,048 422 1,930 859 Operating (loss)/income (483) 153 307 1,431 Other expense/(income): Equity in losses of equity method investees 7 38 9 19 Interest expense 47 47 188 166 Other expenses/(income), net 74 15 (120) 4 Total other expenses, net 127 100 77 190 Consolidated net (loss)/income before tax (610) 54 230 1,241 Income tax expense — — — — Consolidated net (loss)/income (610) 54 230 1,241 Net (loss)/income attributable to non-controlling interests (154) 46 187 621 Net (loss)/income attributable to Royalty Pharma plc (456) 8 43 620 Amounts may not add due to rounding.

12 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of December 31, 2022 As of December 31, 2021 Cash and cash equivalents 1,711 1,541 Marketable securities 24 582 Total current and non-current financial royalty assets, net 14,184 14,333 Total assets 16,813 17,516 Current portion of long-term debt 998 — Long-term debt, net of current portion 6,119 7,096 Total liabilities 7,288 7,267 Total shareholders’ equity 9,525 10,249

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Condensed Consolidated Statements of Cash Flows (unaudited)
Table 3

($ in millions)	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021
Cash flows from operating activities:				
Cash collections from financial royalty assets	663	583	2,507	2,316
Cash collections from intangible royalty assets	1	38	73	151
Other royalty cash collections	18	17	70	44
Distributions from equity method investees	6	6	39	34
Interest received	14	0	25	3
Derivative collateral received	—	—	—	35
Derivative collateral posted	—	—	—	(35)
Termination payments on derivative instruments	—	—	—	(16)
Development-stage funding payments – ongoing	(1)	(1)	(2)	(7)
Development-stage funding payments – upfront and milestone	(50)	(103)	(175)	(193)
Payments for operating and professional costs	(81)	(49)	(223)	(185)
Interest paid	(1)	(1)	(170)	(130)
Net cash provided by operating activities	**570**	**490**	**2,144**	**2,018**
Cash flows from investing activities:				
Distributions from equity method investees	—	—	—	1
Investments in equity method investees	—	(7)	(10)	(35)
Purchases of equity securities	(25)	(35)	(88)	(135)
Proceeds from equity securities	165	—	211	116
Purchases of available for sale debt securities	(86)	(18)	(480)	(70)
Proceeds from available for sale debt securities	495	16	542	63
Purchases of marketable securities	—	(441)	(235)	(1,197)
Proceeds from sales and maturities of marketable securities	116	105	792	1,598
Acquisitions of financial royalty assets	(250)	(172)	(1,742)	(2,192)
Acquisitions of other financial assets	—	—	(21)	—
Milestone payments	—	—	—	(19)
Net cash provided by/(used in) investing activities	**415**	**(552)**	**(1,029)**	**(1,870)**
Cash flows from financing activities:				
Distributions to legacy non-controlling interests – royalty receipts	(119)	(116)	(442)	(480)
Distributions to legacy non-controlling interests – other	(29)	—	(31)	(20)
Distributions to continuing non-controlling interests	(33)	(34)	(144)	(133)
Dividends to shareholders	(84)	(74)	(333)	(285)
Contributions from legacy non-controlling interests – R&D	0	1	1	7
Contributions from non-controlling interests – other	1	25	6	37
Proceeds from issuance of long-term debt, net of discount	—	—	—	1,273
Debt issuance costs and other	(1)	(1)	(1)	(13)
Net cash (used in)/provided by financing activities	**(266)**	**(198)**	**(945)**	**385**
Net change in cash and cash equivalents	719	(260)	170	532
Cash and cash equivalents, beginning of period	**992**	**1,801**	**1,541**	**1,009**
Cash and cash equivalents, end of period	**1,711**	**1,541**	**1,711**	**1,541**

Amounts may not add due to rounding.

13

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

($ in millions)	Three Months Ended December 31, 2022	2021	Change	Twelve Months Ended December 31, 2022	2021	Change
Net cash provided by operating activities (GAAP)	570	490	16%	2,144	2,018	6%
Royalties:						
Nurtec ODT/Biohaven payment*	500	19	nm	560	70	nm
Cystic fibrosis franchise	219	196	12%	811	702	16%
Tysabri	88	94	(7)%	370	369	0%
Imbruvica	71	89	(20)%	313	353	(11)%
Promacta	49	49	0%	182	174	5%
Trelegy	47	—	n/a	90	—	n/a
Xtandi	46	41	11%	187	158	18%
Tremfya	29	19	53%	97	36	172%
Cabometyx/Cometriq	15	12	29%	55	34	64%
Evrysdi	14	6	147%	41	16	152%
Prevymis	12	10	17%	37	38	(1)%
Farxiga/Onglyza	12	9	23%	44	36	21%
Trodelvy	7	5	40%	25	13	85%
Orladeyo	6	3	94%	22	7	223%
Erleada	6	4	42%	21	14	50%
Crysvita	6	5	19%	20	17	22%
Emgality	5	4	21%	19	15	22%
Oxlumo	1	1	10%	3	1	108%
Januvia, Janumet, Other DPP-IVs	1	38	(99)%	73	151	(52)%
Other products[5]	50	55	(8)%	263	404	(35)%
Total royalty receipts	**1,183**	**659**	**79%**	**3,231**	**2,609**	**24%**
Distributions to legacy non-controlling interests – royalty receipts	(119)	(116)	3%	(442)	(480)	(8)%
Adjusted Cash Receipts (non-GAAP)[1]	**1,064**	**543**	**96%**	**2,789**	**2,129**	**31%**
Payments for operating and professional costs	(81)	(49)	65%	(223)	(185)	21%
Adjusted EBITDA (non-GAAP)[2]	**983**	**494**	**99%**	**2,566**	**1,944**	**32%**
Development-stage funding payments – ongoing	(1)	(1)	(18)%	(2)	(7)	(69)%
Development-stage funding payments – upfront and milestone	(50)	(103)	(52)%	(175)	(193)	(9)%
Interest received/(paid), net	14	(1)	nm	(145)	(127)	14%
Investments in equity method investees	—	(7)	(100)%	(10)	(35)	(72)%
Contributions from legacy non-controlling interests – R&D	0	1	(93)%	1	7	(86)%
Other	—	—	n/a	—	(16)	(100)%
Adjusted Cash Flow (non-GAAP)[3]	**946**	**384**	**146%**	**2,235**	**1,573**	**42%**

Amounts may not add due to rounding.

*Amounts include quarterly redemption payments of $16 million related to the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows) in 2022 and 2021. In the fourth quarter and full year of 2022, amounts also include the accelerated redemption payments of $480 million for all outstanding Series A and Series B Biohaven Preferred Shares following Pfizer's acquisition of Biohaven in October 2022. The remaining amounts are related to royalty receipts from Nurtec ODT.

14

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 5

($ in millions)	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021
Net cash provided by operating activities (GAAP)	**570**	**490**	**2,144**	**2,018**
Adjustments:				
Proceeds from available for sale debt securities[6][7]	495	16	542	63
Distributions from equity method investees[7]	—	—	—	1
Interest (received)/paid, net[7]	(14)	1	145	127
Development-stage funding payments – ongoing[8]	1	1	2	7
Development-stage funding payments – upfront and milestone[8]	50	103	175	193
Payments for operating and professional costs	81	49	223	185
Termination payments on derivative instruments	—	—	—	16
Distributions to legacy non-controlling interests – royalty receipts[7]	(119)	(116)	(442)	(480)
Adjusted Cash Receipts[1] (non-GAAP)	**1,064**	**543**	**2,789**	**2,129**
Net cash provided by operating activities (GAAP)	**570**	**490**	**2,144**	**2,018**
Adjustments:				
Proceeds from available for sale debt securities[6][7]	495	16	542	63
Distributions from equity method investees[7]	—	—	—	1
Interest (received)/paid, net[7]	(14)	1	145	127
Development-stage funding payments – ongoing[8]	1	1	2	7
Development-stage funding payments – upfront and milestone[8]	50	103	175	193
Termination payments on derivative instruments	—	—	—	16
Distributions to legacy non-controlling interests – royalty receipts[7]	(119)	(116)	(442)	(480)
Adjusted EBITDA[2] (non-GAAP)	**983**	**494**	**2,566**	**1,944**
Net cash provided by operating activities (GAAP)	**570**	**490**	**2,144**	**2,018**
Adjustments:				
Proceeds from available for sale debt securities[6][7]	495	16	542	63
Distributions from equity method investees[7]	—	—	—	1
Distributions to legacy non-controlling interests – royalty receipts[7]	(119)	(116)	(442)	(480)
Investments in equity method investees[7][9]	—	(7)	(10)	(35)
Contributions from legacy non-controlling interests – R&D[7]	0	1	1	7
Adjusted Cash Flow[3] (non-GAAP)	**946**	**384**	**2,235**	**1,573**

Amounts may not add due to rounding.

15

16 Royalty Pharma plc Description of Approved Indications for Select Portfolio Therapies Table 6 Nurtec ODT Acute and preventative treatment of migraine Cystic fibrosis franchise Cystic fibrosis Tysabri Relapsing forms of multiple sclerosis Imbruvica Hematological malignancies and chronic graft versus host disease Promacta Chronic immune thrombocytopenia purpura and aplastic anemia Trelegy Chronic obstructive pulmonary disease and asthma Xtandi Prostate cancer Tremfya Plaque psoriasis and active psoriatic arthritis Cabometyx / Cometriq Kidney, liver and thyroid cancer Evrysdi Spinal muscular atrophy Trodelvy Breast and bladder cancer Orladeyo Hereditary angioedema prophylaxis Januvia, Janumet, other DPP-IVs Type 2 diabetes

17 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes (1) total royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, plus (2) Proceeds from available for sale debt securities, and less (1) Distributions to legacy non-controlling interests – royalty receipts, which represent contractual distributions of royalty receipts and proceeds from available for sale debt securities to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2023 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted EBITDA is important to lenders and is defined under the Credit Agreement(11) as Adjusted Cash Receipts(1) less payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Adjusted Cash Flow is defined as Adjusted EBITDA(2) less (1) Development-stage funding payments – ongoing, (2) Development-stage funding payments – upfront and milestone, (3) Interest paid, net of Interest received, (4) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) plus (1) Contributions from legacy non-controlling interests – R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (4) Underlying growth in 2023 Adjusted Cash Receipts is calculated based on Adjusted Cash Receipts of $2,789 million in 2022 net of the $458 million accelerated Biohaven payment from Pfizer’s acquisition of Biohaven and $52 million related to contributions from quarterly redemption payments of Series A Biohaven Preferred Shares in 2022. (5) Other products primarily include royalty receipts on the following products: Bosulif (a product co-developed by our joint venture investee, Avillion I, for which receipts are presented as Distributions from equity method investees on the statements of cash flows), Cimzia, Entyvio, Gavreto, HIV franchise, IDHIFA, Letairis, Lexiscan, Mircera, Myozyme, Nesina, Soliqua, Tazverik and distributions from the Legacy SLP Interest. In the twelve months ended December 31, 2021, other products also included a one-time Soliqua milestone payment of $45 million. (6) Receipts from the quarterly redemption of the Series A Biohaven Preferred Shares in 2021 and 2022 and the accelerated redemption payments of all outstanding Series A and Series B Biohaven Preferred Shares following Pfizer’s acquisition of Biohaven in October 2022 are presented as Proceeds from available for sale debt securities on the statements of cash flows. (7) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Proceeds from available for sale debt securities Investing activities Investments in equity method investees Investing activities Distributions to legacy non-controlling interests - royalty receipts Financing activities Interest (received)/paid, net Operating activities (Interest received less Interest paid) Contributions from legacy non-controlling interests - R&D Financing activities Distributions from equity method investees Investing activities (8) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing development-stage funding payments and upfront and milestone development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA(2). As a result, Adjusted EBITDA(2) captures the full add-back for R&D funding payments. (9) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow(3), but are not deducted in Adjusted EBITDA(2). (10) Foreign exchange impact represents an estimate of the difference in results that are attributable to fluctuations in currency exchange rates based on certain assumptions of prevailing exchange rates, contractual terms, geographies from which royalties are derived, timing of payments and other factors. The marketers paying royalties may not provide or may not be required to provide the breakdown of product sales by geography. Actual foreign exchange impact may be different than estimates. (11) See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2023 for additional discussion on defined term.